Exhibit 10.2
TRANSITION AGREEMENT

This Transition Agreement (hereinafter also referred to as the “Agreement”) confirms the following understandings and agreements between DigitalOcean, LLC (the “Company”) and William Sorenson (“you” or “your”).

1.    (a)    You have indicated your desire to retire from the Company, and you and the Company have agreed that your last day of employment with the Company shall be August 31, 2023 (the “Separation Date”).

(b)    From the date of this Agreement through the Separation Date, you will remain a Company employee and you agree to perform your assigned duties and responsibilities in good faith. The Company intends to commence a search for your replacement as Chief Financial Officer. In the event that such replacement commences employment with the Company prior to August 31, 2023, you shall transition to an Executive Advisor title and will remain an employee through the Separation Date to assist the Company in the orderly transition of your responsibilities, and to perform other services as reasonably requested by the Company.
    (c)    You shall be paid your current salary (or an increased salary if the Company so desires in its discretion), continue to participate in the employee benefits in which you are currently participating, and continue to vest in any equity grants you have received from the Company through the Separation Date. Notwithstanding anything to the contrary in any other document, the deadline by which you must exercise any vested non-qualified stock options (NSOs) you hold as of the Separation Date will be extended to the twelve (12) month anniversary of the Separation Date, or if earlier, the date the option would have expired had you remained employed. You will be eligible to receive your bonus with respect to calendar year 2022 (the “2022 Bonus Payment”), although the 2022 Bonus Payment remains subject to the existing bonus plan approved by the Company’s Board of Directors and will be paid only if the conditions of such existing plan for Company executives approved by the Board are met. You will be eligible to receive a prorated bonus (i.e. for 8 months of 2023) with respect to calendar year 2023 (the “2023 Bonus Payment”), although the 2023 Bonus Payment remains subject to the existing bonus plan approved by the Company’s Board of Directors and will be paid (i) only if the conditions of such existing plan for Company executives approved by the Board are met and (ii) at the same time as any such bonus payments are made to the other Company executives. Your health coverage under the Company’s group health plan will terminate on the last day of the Separation Date’s month. Thereafter, you will be provided an opportunity to continue health coverage for yourself and qualifying dependents under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

    (d)    Notwithstanding any other provision of this Agreement, you will retain any rights that you have to: (i) vested benefits under the Company’s 401(k) plan, subject to the terms and conditions of such plan; (ii) your vested Company stock options and other equity subject to the terms and conditions of any Company equity plan or equity agreement between you and the Company and subject to the extended exercise provision in Section 1(c) above; and (iii) any existing rights you may have to indemnification and/or defense from the Company (including but not limited to Company insurance policies, Company organizational documents, contract, and/or applicable law).

    (e)    After the Separation Date you shall no longer be entitled to any further compensation or any monies from the Company or any of its affiliates or to receive any of the benefits made available to you during your employment at the Company. Vesting in any equity grants received by you from the Company shall cease as of the Separation Date.

2.    Nothing herein shall amend the terms contained in the Employment Agreement executed by the Company and you dated March 8, 2021, and the terms of such agreement shall remain in full force and effect.
3.    On or around the Separation Date, or earlier upon request of the Company, you agree to return to the Company all Company property, including without limitation, mailing lists, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer passwords, and other property that you received or prepared or helped prepare in connection with your employment with the Company, and that you will not retain any copies, duplicates, reproductions or excerpts thereof. Notwithstanding the foregoing, you shall be entitled to retain the Company-owned computer hardware and any Company-owned cell phone that is currently in your possession, subject to the Company’s IT department ensuring that all Company-owned files, data and/or technology have been removed, and you will be responsible for all costs related to such computer and cell phone after the Separation Date.
4.    You agree that in the course of your employment with the Company, you have had access to and acquired Confidential Information. The term “Confidential Information” as used in this Agreement means (a) confidential information of the Company, including without limitation, information received from third parties under confidential conditions, and (b) other nonpublic technical, business or financial information or trade secrets or proprietary information (including, but not limited to, account records, confidential plans for the creation or disposition of products, product development plans, marketing strategies and financial data and plans), the use or disclosure of which would be contrary to the interests of the Company, its affiliates or related companies, or the Group. You understand and agree that such Confidential Information has been disclosed to you in confidence and for the use of only the Company. You agree that (i) you will keep such Confidential Information confidential at all times after your employment with the Company, and (ii) you will not make use of Confidential Information on your own behalf, or on behalf of any third party, unless required to do so under compulsion of law.
    5.    The parties acknowledge that a copy of this Agreement, and a description of the terms contained herein, may be required to be filed with the Securities & Exchange Commission.
6.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic and fax copies of such signed counterparts may be used in lieu of the originals of this Agreement for any purpose. No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties. This Agreement shall inure to the benefit of and be binding upon the Company and you, as well as its and your successors, executors, administrators, and heirs.

7.    The terms of this Agreement and all rights and obligations of the parties thereto, including its enforcement, shall be interpreted and governed by the laws of the State of Delaware. Any dispute arising from or related to this Agreement or the interpretation or operation of this Agreement shall be resolved solely in state or federal courts located in the State of Delaware. The parties hereby consent to, elect, and waive any objection to the laying of jurisdiction and venue in such courts in the event of litigation under or relating to this Agreement. The parties further waive their rights to a jury trial and understand any dispute will be tried by a judge.

Agreed to and Accepted by:

DIGITALOCEAN, LLC

By: /s/ Alan Shapiro
Name: Alan Shapiro
Title: General Counsel
Date: 8/5/22

WILLIAM SORENSON

/s/ William Sorenson
Date: 8/5/22